EXHIBIT 10.15
SYNOPSYS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS
Effective November 1, 2015
The non-employee directors of Synopsys, Inc. (“Synopsys”) are compensated for serving on Synopsys’ Board of Directors (the “Board”). The compensation payable to Synopsys’ non-employee directors consists of cash compensation and equity awards. Synopsys also reimburses non-employee directors for out-of-pocket expenses for travel to Board meetings pursuant to Synopsys’ Corporate Travel Policy.
Cash. Synopsys pays non-employee directors an annual retainer of $125,000 for serving on the Board and pays additional annual retainers of $30,000 to the chair of the Audit Committee of the Board and $12,500 to the other members of the Audit Committee. Retainers are payable in advance in equal quarterly installments for each fiscal quarter or portion thereof in which the director serves.
Equity. Non-employee directors are eligible to receive equity awards under the 2005 Non-Employee Directors Equity Incentive Plan.